EXHIBIT F

Assignment Agreement

EXECUTION VERSION

DATED 2 August 2012

RIO TINTO EXPLORATION CANADA INC.

and

RIO TINTO INTERNATIONAL HOLDINGS LIMITED

ASSIGNMENT AGREEMENT

for the transfer of rights under an Equity

Participation Agreement between RTEC and Entrée

Gold Inc. dated 17 June 2005

Rio Tinto

London Legal Department

2 Eastbourne Terrace

London W2 6LG

UK

Tel: +44 20 7781 2000

EXECUTION VERSION

DATE: 2 August 2012

PARTIES:

(1)	RIO TINTO EXPLORATION CANADA INC., a company incorporated under the laws of Canada with company number 329940-6 (being previously known as Kennecott Canada Exploration Inc.) and having its registered office at 1188 Sherbrooke Street West, Montreal, Québec H3A 3G2, Canada (the “Assignor”); and

(2)	RIO TINTO INTERNATIONAL HOLDINGS LIMITED a company incorporated under the laws of England with registered number 425864 and having its registered office at 2 Eastbourne Terrace, London W2 6LG, United Kingdom (the “Assignee”).

RECITALS:

(A)	Pursuant to a share purchase agreement dated on or around the date of this Agreement, the Assignor has agreed to sell and the Assignee has agreed to purchase the Assignor’s entire shareholding in Entrée Gold Inc. (the “SPA”).

(B)	In addition to the transfer of shares under the SPA, the Assignor wishes to transfer its rights and obligations under an equity participation agreement entered into between the Assignor and Entrée Gold Inc. on 17 June 2005 (the “Equity Participation Agreement”) in accordance with the terms set out in this Agreement.

(C)	Pursuant to Clause 8.8 of the Equity Participation Agreement, a party may not assign its rights or obligations under the Equity Participation Agreement without the prior written consent of the other party. The Assignor received written consent from Entrée Gold Inc. on 19 July 2012 for the assignment to the Assignee as the same is to be given effect to by the terms of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Recitals, schedules, etc

References to this Agreement include the recitals which form part of this Agreement for all purposes. References in this Agreement to the parties, recitals and clauses are references respectively to the parties and their legal personal representatives, successors and permitted assigns, the recitals and clauses of this Agreement.

1.2	Meaning of references

Save where specifically required or indicated otherwise:

(a)	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)	references to a person shall include any individual, firm, body corporate, unincorporated association, government, state or agency of state, association, joint venture or partnership, in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

EXECUTION VERSION

(c)	terms used in this Agreement shall have the meanings attributed to them in the Equity Participation Agreement, unless otherwise defined in this Agreement;

(d)	the term “Business Day” means a day (excluding Saturday and Sunday) on which banks generally are open in the City of London for the transaction of normal banking business; and

(e)	the term “Transfer” means the completion of the transfer of the Assignor’s entire shareholding in Entrée Gold Inc. in accordance with the terms of the SPA.

1.3	Headings

Clause and paragraph headings are inserted for ease of reference only and shall not affect construction.

2.	ASSIGNMENT OF AGREEMENT

2.1	In consideration of the Assignee’s undertaking and indemnity given in Clause 3 hereof, with effect from the Transfer the Assignor hereby unconditionally, irrevocably and absolutely assigns and transfers to the Assignee all the Assignor’s right, title, benefit and interest to, in and under the Equity Participation Agreement to hold the same unto the Assignee absolutely, free and clear of all mortgages, charges, pledges, liens, trusts, claims and other interests.

2.2	The Assignee agrees that it shall accept the assignment referred to in Clause 2.1.

3.	UNDERTAKING AND INDEMNITY

3.1	In consideration of the assignment by the Assignor given in Clause 2.1 hereof, the Assignee hereby undertakes, with effect from the Transfer, to perform and discharge any obligation on the part of the Assignor under the Equity Participation Agreement.

3.2	With effect from the Transfer, the Assignee hereby undertakes fully to indemnify the Assignor and keep the Assignor fully indemnified at all times against any liability, loss, cost, damage or expense suffered, sustained or incurred by the Assignor as a result of any act or omission of the Assignee giving rise to or contributing to any breach or frustration of the Equity Participation Agreement or any claim or demand in respect of the subject matter of the Equity Participation Agreement arising on or after the Transfer.

4.	FURTHER ASSURANCE

Each party hereto agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other party may reasonably require to implement and/or give effect to this Agreement and the assignment contemplated by this Agreement.

5.	ENTIRE AGREEMENT

This Agreement represents the whole and only agreement between the parties in relation to its subject matter and supersedes any previous agreement (whether written or oral) between the parties in relation to its subject matter; save that nothing in this Agreement shall exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

EXECUTION VERSION

6.	THIRD PARTY RIGHTS

The parties do not intend that any term of this Agreement shall be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.

7.	VARIATION

No variation or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties (or, in the case of a waiver, by or on behalf of the party waiving compliance).

8.	SEVERABILITY

If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable and within such jurisdiction only) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

9.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument. This Agreement shall not be effective until each party has executed at least one counterpart.

10.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

10.1	Governing law

The construction, validity and performance of this Agreement and all non-contractual obligations (if any) arising from or connected with this Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

10.2	Submission to jurisdiction

The parties to this Agreement irrevocably agree that the courts of [British Columbia / Canada] shall have exclusive jurisdiction over any claim or matter arising under or in connection with this Agreement (including any non-contractual claim) and that accordingly any proceedings in respect of any such claim or matter may be brought in such court.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the day and year first above written.

EXECUTION VERSION

SIGNED by Julie Parent

duly authorised for and on behalf

of RIO TINTO EXPLORATION CANADA INC.

SIGNED by Ben Mathews

duly authorised for and on behalf

of RIO TINTO INTERNATIONAL HOLDINGS LIMITED

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